Exhibit 99.1

Webcast:	Today, October 26, 2012 at 11:00 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:

B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	J C I R
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP THIRD QUARTER NET

REVENUE RISES 3.1% TO $24.7 MILLION

NAPLES, Florida, October 26, 2012 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month and nine month periods ended September 30, 2012 as summarized below.

Summary of Third Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net revenue	$24.7	$24.0	3.1%	$72.8	$72.5	0.4%
Station operating income (SOI - non-GAAP)	9.0	8.2	9.1%	26.9	24.9	8.0%
Operating income	6.5	5.6	15.2%	19.4	17.0	14.2%
Net income*	1.2	2.3	(50.7)%	7.4	6.7	10.7%
Net income per diluted share*	$0.05	$0.10	(50.0)%	$0.33	$0.30	10.0%

*	Net income and net income per diluted share for the three and nine month periods ended September 30, 2012 reflect a $2.6 million pre-tax charge for loss on extinguishment of long-term debt.

The $0.7 million, or 3.1% rise in net revenue during the three months ended September 30, 2012, compared with the same period in 2011 primarily reflects the acquisition of KOAS-FM Las Vegas which was acquired in the 2012 third quarter and strength in the Company’s Las Vegas, Coastal Carolina, and Augusta market clusters.

The $0.9 million, or 15.2% year-over-year improvement in 2012 third quarter operating income, reflects the quarterly revenue increase combined with reductions in station operating expenses, corporate expenses and depreciation which in aggregate lowered total operating expenses by approximately 1.0% during the period.

Third quarter 2012 station operating income (SOI), a non-GAAP financial measure, rose $0.8 million, or 9.1%, to $9.0 million compared with the 2011 third quarter reflecting the higher net revenue and virtually flat station operating expenses.

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Beasley Broadcast Group, 10/26/12	page 2

The higher operating income and a 51.9% reduction in income tax expense were more than offset by a $2.6 million pre-tax charge for loss on extinguishment of long-term debt which resulted in the 50.7% reduction in 2012 third quarter net income. Reflecting the charge for loss on extinguishment of debt, net income per basic and diluted share for the 2012 third fell 50.0% to $0.05 from $0.10 in the year-earlier period.

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The third quarter was an active and productive period for Beasley Broadcast Group. In addition to generating a 3.1% rise in net revenue which drove another period of SOI growth, we completed the strategic acquisition of KOAS-FM in Las Vegas and refinanced our senior secured credit facilities with terms that provide extended maturities and additional flexibility including the ability to return capital to shareholders.

“Our third quarter revenue growth principally reflects strength in our Las Vegas, Coastal Carolina, and Augusta market clusters, the cyclical benefit of political advertising and very strong year over year growth in the automotive advertising category. The revenue growth combined with the Company’s streamlined operating structure and ongoing expense management initiatives resulted in the 9.1% rise in 2012 third quarter SOI. Reflecting the operating leverage in our model, on an actual basis, third quarter SOI margins rose to 36.3% up from 34.3% in the same quarter last year.

“During the quarter we completed the acquisition of KOAS-FM in Las Vegas for $4.5 million. KOAS marks our fourth owned station in the market and we manage and have an option to purchase a fifth station in the market. Overall, our Las Vegas market ratings improved significantly this year and KOAS has performed well since it was acquired. Throughout the organization, our focus on core programming is delivering ratings strength in many markets and we continue to converge our on-air and digital advertising platforms. In doing so, we are effectively enhancing the listener and user experience while delivering more diversified and effective marketing solutions to our advertising clients.

“On August 9 we entered into new credit agreements with a syndicate of financial institutions for a $110.0 million first lien facility, comprised of a $20.0 million revolving credit facility and a $90.0 million term loan, and a $25.0 million second lien facility comprised of a term loan. Proceeds from the new credit facilities were primarily used to repay the outstanding balance on the prior credit facility which was $120.2 million. During the quarter we continued to strengthen our balance sheet and capital structure as we made repayments totaling $1.3 million against our debt which was reduced to $119 million at quarter end which compares to $133 million at the end of last year’s third quarter. We ended the third quarter with our lowest leverage ratio in over ten years and remain committed to using cash from operations to further lower debt and other initiatives which can enhance shareholder value. While borrowing costs are higher under our new credit facilities, we intend to remain active in lowering overall debt levels and believe the extended maturities, certainty and the option to again return capital to shareholders offset the higher cost of capital.”

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Beasley Broadcast Group, 10/26/12	page 3

Webcast Information

The Company will host a webcast today, October 26, 2012, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 43 stations (27 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to an FM station in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the three and nine months ended September 30, 2012, same-station results exclude revenue and costs related to the acquisition of KOAS-FM in Las Vegas.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2011. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of October 26, 2012, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 10/26/12	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net revenue	$24,714,493	$23,975,117	$72,804,066	$72,541,406

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	15,740,976	15,753,836	45,881,166	47,603,394
Corporate general and administrative (including stock-based compensation) (3)	1,940,499	2,008,008	5,921,193	6,107,011
Depreciation and amortization	532,975	573,154	1,563,476	1,808,407

Total operating expenses	18,214,450	18,334,998	53,365,835	55,518,812
Operating income	6,500,043	5,640,119	19,438,231	17,022,594

Non-operating income (expense):
Interest expense	(1,792,469)	(1,753,352)	(4,404,625)	(5,967,924)
Loss on extinguishment of long-term debt	(2,608,158)		(2,608,158)	—
Other income (expense), net	(176,460)	53,024	(191,528)	167,617

Income before income taxes	1,922,956	3,939,791	12,233,920	11,222,287
Income tax expense	766,033	1,591,078	4,807,931	4,511,359

Net income	$1,156,923	$2,348,713	$7,425,989	$6,710,928

Basic and diluted net income per share	$0.05	$0.10	$0.33	$0.30

Basic common shares outstanding	22,675,427	22,602,665	22,663,680	22,589,550

Diluted common shares outstanding	22,743,027	22,667,422	22,731,263	22,663,664

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $4,741 and $12,310 for the three months ended September 30, 2012 and 2011, respectively and $12,253 and $34,960 for the nine months ended September 30, 2012 and 2011, respectively.
(3)	Includes stock-based compensation of $103,322 and $162,392 for the three months ended September 30, 2012 and 2011, respectively and $333,766 and $465,302 for the nine months ended September 30, 2012 and 2011, respectively.

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Beasley Broadcast Group, 10/26/12	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$11,352	$13,610
Working capital	18,994	19,789
Total assets	258,728	254,989
Long term debt, less current installments	114,375	119,885
Total stockholders’ equity	$81,279	$73,647

Selected Statement of Cash Flows Data - Unaudited

	Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$15,598,697	$15,635,759
Net cash used in investing activities	(3,251,021)	(1,679,625)
Net cash used in financing activities	(14,606,024)	(9,526,088)

Net increase (decrease) in cash and cash equivalents	$(2,258,348)	$4,430,046

Calculation of SOI - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenue	$24,714,493	$23,975,117	$72,804,066	$72,541,406
Station operating expenses	(15,740,976)	(15,753,836)	(45,881,166)	(47,603,394)

SOI	$8,973,517	$8,221,281	$26,922,900	$24,938,012

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
SOI	$8,973,517	$8,221,281	$26,922,900	$24,938,012
Corporate general and administrative	(1,940,499)	(2,008,008)	(5,921,193)	(6,107,011)
Depreciation and amortization	(532,975)	(573,154)	(1,563,476)	(1,808,407)
Interest expense	(1,792,469)	(1,753,352)	(4,404,625)	(5,967,924)
Loss on extinguishing of long-term debt	(2,608,158)	—	(2,608,158)	—
Other income (expense), net	(176,460)	53,024	(191,528)	167,617
Income tax expense	(766,033)	(1,591,078)	(4,807,931)	(4,511,359)

Net income	$1,156,923	$2,348,713	$7,425,989	$6,710,928

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Beasley Broadcast Group, 10/26/12	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reported net revenue	$24,714,493	$23,975,117	$72,804,066	$72,541,406
Acquisition of KOAS-FM	(402,507)	—	(402,507)	—

Same-station net revenue	$24,311,986	$23,975,117	$72,401,559	$72,541,406

Reported station operating expenses	$15,740,976	$15,753,836	$45,881,166	$47,603,394
Acquisition of KOAS-FM	(230,812)	—	(230,812)	—

Same-station operating expenses	$15,510,164	$15,753,836	45,650,354	$47,603,394

Same-station net revenue	$24,311,986	$23,975,117	$72,401,559	$72,541,406
Same-station operating expenses	15,510,164	15,753,836	45,650,354	47,603,394

Same-station SOI	$8,801,822	$8,221,281	$26,751,205	$24,938,012

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Same-station SOI	$8,801,822	$8,221,281	$26,751,205	$24,938,012

Same-station net revenue adjustment	402,507	—	402,507	—

Same-station station operating expenses adjustment	(230,812)	—	(230,812)	—
Corporate general and administrative	(1,940,499)	(2,008,008)	(5,921,193)	(6,107,011)

Depreciation and amortization	(532,975)	(573,154)	(1,563,476)	(1,808,407)
Interest expense	(1,792,469)	(1,753,352)	(4,404,625)	(5,967,924)
Loss on extinguishment of long-term debt	(2,608,158)	—	(2,608,158)	—
Other income (expense), net	(176,460)	53,024	(191,528)	167,617
Income tax expense	(766,033)	(1,591,078)	(4,807,931)	(4,511,359)

Net income	$1,156,923	$2,348,713	$7,425,989	$6,710,928

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